UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported): April 23, 2007 (April 20, 2007)

FEDERATED INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-14818	25-1111467
(State or other jurisdiction of incorporation)	(Commission File Number	(I.R.S. Employer Identification No.)

Federated Investors Tower

Pittsburgh, Pennsylvania 15222-3779

(Address of principal executive offices, including zip code)

(412) 288-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 20, 2007, Federated Investors, Inc., (Federated) reached a definitive agreement with Rochdale Investment Management LLC (Rochdale) to acquire certain assets relating to its business of providing investment advisory and investment management services to the Rochdale Atlas Portfolio. Rochdale’s parent, Acebes, D’Allesandro and Associates LLC is party to certain provisions of the Agreement. In connection with the acquisition, the assets of the Rochdale Atlas Portfolio (which are approximately $321 million as of April 19, 2007) will be transitioned into the Federated InterContinental Fund, which will be a new shell portfolio created for the purpose of continuing the investment operations of Rochdale Atlas Portfolio as part of the Federated fund complex.

The transaction has been approved by the Board of Directors of Federated Investors, Inc. The Federated Mutual Fund Board of Trustees and the Rochdale Investment Trust Board of Trustees have both approved the reorganization of the Rochdale Atlas Portfolio into the Federated InterContinental Fund. The Rochdale Board of Trustees will be seeking the vote of Rochdale Atlas Portfolio shareholders to reorganize the fund into the new Federated InterContinental Fund. The reorganization is subject to the approval of the Rochdale Atlas Portfolio shareholders. Subject to the receipt of all such approvals, the transaction is expected to close in the third quarter of 2007. Both Federated and Rochdale have made customary representations, warranties and covenants in the agreement. In addition, as part of the definitive agreement, Rochdale has agreed to certain non-competition covenants, including a covenant relating to its ability to provide investment management services to products with a substantially similar investment strategy or process to the Rochdale Atlas Portfolio.

The transaction includes an initial purchase payment of $5.75 million. Two additional contingent payments totaling up to $20 million could be paid in years three and five based on asset growth and fund performance. Additional contingent payments will be paid on a semi-annual basis over the next five years based on certain revenue earned by Federated from the Federated InterContinental Fund. Asset growth and fund performance would impact the level of contingent payments made by Federated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED INVESTORS, INC.
(REGISTRANT)

Dated: April 23, 2007	By:	/s/ Thomas R. Donahue
Thomas R. Donahue
Chief Financial Officer